Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-194256

Free Writing Prospectus dated May 5, 2014

http://links.fantexholdings.mkt5229.com/servlet/MailView?ms=NjQ3MTcwNQS2&r=NjM4MDQ4NDQyMjES1&j=NDQwNDA1MjAzS0&mt=1&rt=0 1/2 Reservations for Fantex EJ Manuel now open | To view this email as a web page, click here. FANTEX BROKERAGE SERVICES ACCEPTS FIRST RESERVATIONS FOR INITIAL PUBLIC OFFERING OF FANTEX EJ MANUEL Hello, Fantex Brokerage Services, LLC has opened the reservation period for Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex EJ Manuel”)1, stock symbol EJMLL. Starting today, investors can place reservations for shares at Fantex.com.2 Fantex, Inc. will be offering 523,700 shares of Fantex EJ Manuel at a price of $10 per share. This stock is linked to the underlying cash flows of EJ Manuel’s brand, including his current and future playing contracts – as well as certain endorsements, appearance fees and post-career income from activities such as broadcasting. This announcement marks Fantex’s second Initial Public Offering, and the first time that investors can buy shares of a tracking stock linked to the economic performance and value of a brand contract between Fantex, Inc. and EJ Manuel. On Wednesday May 14, Fantex will host a Road Show simulcast live from Buffalo, NY. The company will be discussing their business, as well as Fantex EJ Manuel. This offering is highly speculative and the securities involve a high degree of risk. Investing in shares of Fantex EJ Manuel should only be considered by persons who can afford the loss of their entire investment.

http://links.fantexholdings.mkt5229.com/servlet/MailView?ms=NjQ3MTcwNQS2&r=NjM4MDQ4NDQyMjES1&j=NDQwNDA1MjAzS0&mt=1&rt=0 2/2 1Fantex EJ Manuel is intended to track and reflect the separate economic performance of the brand contract tha Fantex, Inc. has signed with EJ Manuel. However, holders of shares of Fantex EJ Manuel will have no direct investment in that brand contract, associated tracking series brand or EJ Manuel. Rather, an investment in Fantex EJ Manuel will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future. Fantex cannot assure you as to the development or liquidity of any trading market for the Fantex EJ Manuel tracking stock. 2The reference to Fantex Brokerage Services, LLC’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. View the EJ Manuel prospectus. Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority. It is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc. Stifel, Nicolaus & Company, Incorporated, will act as the qualified independent underwriter for the offering. This communication shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction. About Fantex Holdings Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC. Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc. Fantex Brokerage Services, 330 Townsend St., Suite 234, San Francisco, CA 94107 © 2014 Fantex, Inc. Member of SIPC. For details, please see www.sipc.org. Privacy Statement | Unsubscribe | Contact Us